EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-125110 on Form S-8 of our reports dated March 23, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 30, 2010.

/s/ Moss Adams LLP

Seattle, Washington

March 23, 2010